UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2023

TILT HOLDINGS INC.

(Exact name of registrant as specified in its charter)

British Columbia	000-56422	83-2097293
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

, Arizona
2801 E. Camelback Road #180 Phoenix, Arizona	85016
(Address of principal executive offices)	(Zip Code)

(623) 887-4900
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.424)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 2, 2023, TILT Holdings Inc. (the “Company”) and its subsidiaries Jimmy Jang, L.P., Baker Technologies Inc., Commonwealth Alternative Care, Inc. and Jupiter Research, LLC, (collectively the “Borrowers”, each a “Borrower”) entered into a Limited Waiver and Continued Forbearance Agreement (the “October Forbearance Agreement”) with Jordan Geotas, as noteholder representative (the “Noteholder Representative”) on behalf of the noteholders (the “Noteholders”) under the Secured Note Purchase Agreement dated as of November 1, 2019, as amended by the First Amendment to Secured Note Purchase Agreement dated as of February 15, 2023 (as amended, the “2019 NPA”).

As previously reported, pursuant to the 2019 NPA, on February 15, 2023, the Company and Borrowers refinanced US$38,000,000 in aggregate principal amount of secured promissory notes (the “2023 Refinanced Notes”) and issued by way of private placement secured promissory notes (the “2023 New Notes”) in the aggregate principal amount of US$8,260,185 to the Noteholders.

Pursuant to the October Forbearance Agreement, the Company, Borrowers and Noteholder Representative (together, the “Loan Parties”) agreed to modify certain terms and conditions of the Consent, Confirmation, Limited Waiver and Forbearance Agreement dated May 15, 2023 (the “May Forbearance Agreement”), pursuant to which the Noteholder Representative, at the direction of the Noteholders, provided a limited waiver of certain events of default under the 2023 Refinanced Notes and the 2023 New Notes and agreed to forbear from exercising certain rights of the Noteholder Representative and Noteholders. The Loan Parties confirmed that the May Forbearance Agreement is still in full force and effect, including without limitation, the Noteholder Representative’s limited waiver of any events of default that has or will occur as a result of the Borrower’s failure to make certain payments or meet certain financial covenants required under the 2019 NPA, the 2023 Refinanced Notes and the 2023 New Notes.

On or before September 5, 2023, the Borrowers paid Noteholders an amount equal to US$2,785,953.26, which represents the interest payable on the 2023 Refinanced Notes without the application of the additional 8% required in the event of a default (the “Default Rate”). The October Forbearance Agreement provides that Borrowers continue to owe to the Noteholders under the 2023 Refinanced Notes additional interest at the Default Rate in the amount of $1,387,952.80 (the “Outstanding Default Interest Amount”). The October Forbearance Agreement also provides that, on or before December 29, 2023 (the “Accrued Default Interest Due Date”), Borrowers will pay to the Noteholders the Outstanding Default Interest Amount. The failure to pay the Outstanding Default Interest Amount not later than the Accrued Default Interest Due Date will constitute an event of default and result in termination of the forbearance period under the May Forbearance Agreement.

As provided in the October Forbearance Agreement, due to continuing events of default under the 2023 Refinanced Notes, interest at the Default Rate continues to accrue on the outstanding balance due under the 2023 Refinanced Notes from and after September 1, 2023 until the date the events of default are cured or waived (the “Provisionally Waived Default Interest Amount”).  However, if the Borrowers make all scheduled interest payments due to the Noteholders under the 2023 Refinanced Notes through December 31, 2024, including the Outstanding Default Interest Amount on or before the Accrued Default Interest Due Date, but excluding the Provisionally Waived Default Interest Amount, then the required noteholders, through the Noteholder Representative, will waive the Borrowers’ obligation to pay the Provisionally Waived Default Interest Amount and any failure to pay such amount will not constitute an event of default under the 2023 Refinanced Notes.

The October Forbearance Agreement does not modify the terms of the May Forbearance Agreement with respect to the 2023 New Notes and consistent with the terms of the 2023 New Notes, any such interest payments will be treated as provided in such 2023 New Notes and interest will accrue on the outstanding balance of the 2023 New Notes at the Default Rate. Upon payment in full by the Borrowers of the Outstanding Default Interest Amount, unless there are continuing events of defaults under the 2023 New Notes, interest on the 2023 New Notes will no longer accrue interest at the Default Rate but rather will accrue interest as otherwise provided under the 2023 New Notes.

Adam Draizin, a current member of the Company’s Board of Directors, through an affiliated entity, Callisto Collaborations LLC, holds US$1,520,000 in principal amount of the 2023 Refinanced Notes, and US$330,407 in principal amount of the 2023 New Notes. Mark Scatterday, a former director of the Company and large shareholder of the Company, through an affiliated entity, Mak One LLLP, holds US$18,810,000 in principal amount of the 2023 Refinanced Notes, and US$4,088,792 in principal amount of the 2023 New Notes.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the October Forbearance Agreement which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1

Limited Waiver and Continued Forbearance Agreement dated October 2, 2023 by and among Jimmy Jang, L.P., Baker Technologies, Inc., Commonwealth Alternative Care, Inc., Jupiter Research, LLC, TILT Holdings Inc., and Jordan Geotas, as noteholder representative.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TILT Holdings Inc.

Date: October 6, 2023	By:	/s/ Tim Conder
	Name:	Tim Conder
	Its:	Chief Executive Officer

4